EXHIBIT (4)

THIS CALLABLE STRIDES SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS CALLABLE STRIDES SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”), TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CALLABLE STRIDES SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CALLABLE STRIDES SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59022Y717	PRINCIPAL AMOUNT:
5,500,000 Units, $25 principal amount per Unit ($137,500,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

11% Callable STock Return Income DEbt Securities

due February 8, 2010

(the “Callable STRIDES”)

payable on the stated maturity date with The Home Depot, Inc. common stock

ORIGINAL ISSUE DATE: February 7, 2008	STATED MATURITY: February 8, 2010	DEFAULT RATE: The then current Federal Funds Rate, as defined under OTHER PROVISIONS below, reset daily

CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated (unless otherwise specified)	DENOMINATIONS: Integral multiples of $25 (unless otherwise specified)	SPECIFIED CURRENCY: United States dollar (unless otherwise specified)

Other Provisions:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day (as defined below) following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, if not previously called or redeemed, for each Unit, interest at a rate of 11% per year payable quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, beginning on May 8, 2008 and on the Stated Maturity. On the Stated Maturity, if not redeemed or called on or prior to the Stated Maturity, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit any accrued and unpaid interest plus a number of shares of The Home Depot, Inc. common stock equal to the then current Share Multiplier, as defined below. If the Callable STRIDES are called by the Company, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit any accrued and unpaid interest plus the Call Price, as defined below, on the Call Date, as defined below. If the Callable STRIDES are redeemed by the Company, as described below under the heading entitled “Redemption Event”, the Company hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit a number of shares of The Home Depot, Inc. common stock equal to the then current Share Multiplier, as described below, plus the Accrued Interest Amount and Present Value Amount, each as defined below.

Payment or delivery of interest, The Home Depot, Inc. common stock, the Call Price, the Redemption Price (as defined below), Exchange Property and any interest on any overdue amount thereof with respect to this Callable STRIDES Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Callable STRIDES Security is one of the series of 11% Callable STock Return Income DEbt SecuritiesSM due February 8, 2010, payable on the maturity date with The Home Depot, Inc. common stock.

Interest

The Company shall pay interest on the Callable STRIDES at a rate of 11% per year on each Unit accruing from and including February 7, 2008, or from and including the most recent Interest Payment Date, as defined below, for which interest has been paid or provided for, to but excluding the Stated Maturity, Call Date, the date of early redemption due to a Reorganization Event (as defined below), or Redemption Date, as applicable. Interest shall be paid on the Callable STRIDES in cash quarterly in arrears on February 8, May 8, August 8 and November 8 of each year (each such date being an “Interest Payment Date”) and on the Stated Maturity, Call Date, the date of early redemption due to a Reorganization Event, or Redemption Date, as applicable, beginning May 9, 2008. The Company shall pay interest to the persons in whose names the Callable STRIDES are registered at the close of business on the “Regular Record Dates”, which shall be the fifteenth calendar day preceding each Interest Payment Date, whether or not a Business Day. Notwithstanding the foregoing, upon redemption (whether at the Stated Maturity or otherwise) or if called by the Company, the final payment of interest shall be paid to the person to whom the Company delivers The Home Depot, Inc. common stock, Exchange Property, or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” below. Interest on the Callable STRIDES shall be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, that interest payment shall be made on the next Business Day with no additional interest accruing as a result of the delayed payment.

Entitlement on the Stated Maturity

If the Callable STRIDES are not redeemed or the Company does not call the Callable STRIDES on or prior to the Stated Maturity then on the Stated Maturity each Unit shall be entitled to receive a cash payment equal to any accrued and unpaid interest per Unit plus (i) a number of shares of The Home Depot, Inc. common stock equal to the then current Share Multiplier or (ii) the Exchange Property, as applicable; however, the Company shall not distribute any fractional shares of The Home Depot, Inc. common stock. If the number of shares to be delivered on the Stated Maturity or a redemption date is not divisible by a whole number, the Company shall aggregate all share amounts due to the Holder of the Callable STRIDES on the Stated Maturity or a redemption date and in lieu of delivering a fractional share of The Home Depot, Inc. common stock on the Stated Maturity or a redemption date, shall instead pay to the Holder an amount equal to the cash value of the fractional share based upon the Closing Market Price, as defined below, of The Home Depot, Inc. common stock. If the Stated Maturity is not a Business Day, each Unit shall receive The Home Depot, Inc. common stock and any accrued and unpaid interest or other amounts due on the next Business Day with no additional interest accruing as a result of the delayed payment.

Notwithstanding the foregoing, if the Company determines that it would be impracticable to deliver the Deliverable Shares on the maturity date or Redemption Date (as defined below), the Company will discharge its obligations in respect of the Callable STRIDES by payment of a cash amount equal to the value of the Deliverable Shares as determined by the Calculation Agent on a commercially reasonable basis.

Payment on the Call Date

If the Company chooses to call the Callable STRIDES on or prior to the Stated Maturity each Unit shall be entitled to receive the Call Price plus any accrued and unpaid interest on the Call Date. The Company may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on February 9, 2009 to and including the Stated Maturity (any such date being the “Call Date”) by giving notice to the Trustee, as defined below, on any Business Day at least 5 Business Days prior to the Call Date. Such notice shall specify the Call Date, Call Price and the amount of accrued and unpaid interest payable on the Call Date. The “Call Price” is an amount, per each Unit, that when discounted from the Call Date to February 7, 2008 by a discount factor based on an annual yield to call of 14% and when added to the present value of all interest payments made through and including the Call Date discounted to February 7, 2008 by that same discount factor, shall equal $25, the original public offering price per Unit. The present value of each interest payment on this Callable STRIDES Security used to determine the Call Price shall be calculated assuming each payment is made on the calendar day scheduled for that payment.

“Business Day” means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day (as defined below).

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange and The Nasdaq Stock Market (“Nasdaq”) are open for trading as determined by the Calculation Agent.

“Share Multiplier” equals 0.822983, but is subject to adjustment due to certain corporate events described below.

Except as otherwise set forth herein, all determinations made by the Calculation Agent in good faith absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Callable STRIDES.

Redemption Event

If on any date the Closing Market Price of one share of The Home Depot, Inc. common stock is less than $1.00, the Callable STRIDES shall be redeemed by the Company on the third Business Day following such date (the “Redemption Date”). If a redemption is triggered as described above, then on the Redemption Date for each Unit, the Company shall deliver, in addition to such number of shares of The Home Depot, Inc. common stock equal to the then current Share Multiplier plus accrued and unpaid interest to the Redemption Date (the “Accrued Interest Amount”), a cash amount equal to the present value of the additional interest that would have been paid through the Stated Maturity with respect to each Unit but for the early redemption of the Callable STRIDES (the “Present Value Amount”). The number of shares of The Home Depot, Inc. common stock deliverable, plus the Accrued Interest Amount and Present Value Amount payable, in connection with one Unit are together referred to as the “Redemption Price” of the Callable STRIDES. The Present Value Amount shall be calculated by the Calculation Agent, whose determination shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Callable STRIDES.

The Redemption Price shall be delivered and paid to the Holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a Regular Record Date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled Interest Payment Date, the portion of the Redemption Price equal to the Accrued Interest Amount shall be paid to the Holder of the Callable STRIDES as of such Regular Record Date.

Adjustments to the Share Multiplier; Market Disruption Events

No adjustments to the Share Multiplier shall be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below shall be rounded to the eighth decimal place with five one-billionths being rounded upward. The Calculation Agent shall not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the Stated Maturity, Call Date, the date of early redemption due to a Reorganization Event, or Redemption Date, as applicable.

No adjustments to the Share Multiplier shall be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to The Home Depot, Inc. common stock or any other security received in a Reorganization Event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations shall be conclusive absent a determination of manifest error.

No adjustments shall be made for certain other events, such as offerings of common stock by The Home Depot, Inc. for cash or in connection with the occurrence of a partial tender or exchange offer for The Home Depot, Inc. common stock by The Home Depot, Inc..

The Company shall, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which the Company becomes aware of this occurrence, provide written notice to the Trustee, which shall provide notice to the Holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If The Home Depot, Inc. common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to The Home Depot, Inc. common stock shall be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of record of one share of The Home Depot, Inc. common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If The Home Depot, Inc. common stock is subject (i) to a stock dividend that is given ratably to all holders of record of shares of The Home Depot, Inc. common stock or (ii) to a distribution of shares of The Home Depot, Inc. common stock as a result of the triggering of any provision of the corporate charter of The Home Depot, Inc., then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier shall be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•

the number of The Home Depot, Inc. common stock which a holder of one The Home Depot, Inc. common stock before the date the dividend became effective and The Home Depot, Inc. common stock traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There shall be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to The Home Depot, Inc. common stock other than Extraordinary Dividends, as defined below, and distributions described under the section entitled Reorganization Events below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to The Home Depot, Inc. common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on The Home Depot, Inc. common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder) by an amount equal to at least 10% of the Closing Market Price of The Home Depot, Inc. common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “Ex-Dividend Date”). If an Extraordinary Dividend occurs with respect to The Home Depot, Inc. common stock, the Share Multiplier shall be adjusted on the Ex-Dividend Date with respect to the Extraordinary Dividend so that the new Share Multiplier shall equal the product of:

•	the prior Share Multiplier, and

•

a fraction, the numerator of which is the Closing Market Price per share of The Home Depot, Inc. common stock on the Trading Day preceding the Ex-Dividend Date, and the denominator of which is the amount by which the Closing Market Price per The Home Depot, Inc. common stock share on the Trading Day preceding the Ex-Dividend Date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for The Home Depot, Inc. common stock shall equal:

•

in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per The Home Depot, Inc. common stock share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such shares of The Home Depot, Inc. common stock, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of The Home Depot, Inc. common stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component shall be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on The Home Depot, Inc. common stock described in clause (a), (d) or (e) of the section entitled Reorganization Events below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled Reorganization Events. A distribution on The Home Depot, Inc. common stock described in the section entitled Issuance of transferable rights or warrants that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Closing Market Price” means if the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are listed or admitted to trading on a national securities exchange in the United States registered under the Exchange Act (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), or are quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as defined below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the Calculation Agent in its reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a registered national securities, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of The Home Depot, Inc. common stock on the primary market for The Home Depot, Inc. common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to The Home Depot, Inc. common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(2)	a determination by the Calculation Agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of the Company, the Calculation Agent or any of their affiliates to unwind all or a material portion of the hedge with respect to these Callable STRIDES.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

(2)	a decision to permanently discontinue trading in the relevant options contracts related to The Home Depot, Inc. common stock shall not constitute a Market Disruption Event,

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or Nasdaq or other regulatory organization with jurisdiction over the NYSE or Nasdaq on trading during significant market fluctuations shall constitute a suspension or material limitation of trading in The Home Depot, Inc. common stock,

(4)	a suspension of trading in an options contract on The Home Depot, Inc. common stock by the primary securities market trading in the options contracts related to The Home Depot, Inc. common stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to options contracts on The Home Depot, Inc. common stock, or

•	a disparity in bid and ask quotes relating to options contracts on The Home Depot, Inc. common stock shall constitute a suspension of or material limitation on trading in options contracts related to The Home Depot, Inc. common stock, and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to The Home Depot, Inc. common stock are traded shall not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below, includes securities other than The Home Depot, Inc. common stock, then the above definition shall be revised to include each such security in the same manner as The Home Depot, Inc. common stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If The Home Depot, Inc. issues transferable rights or warrants to all holders of record of The Home Depot, Inc. common stock to subscribe for or purchase The Home Depot, Inc. common stock, including new or existing rights to purchase The Home Depot, Inc. common stock pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier shall be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•	the number of shares of The Home Depot, Inc. common stock that can be purchased with the cash value of such warrants or rights distributed on a single share of The Home Depot, Inc. common stock.

The number of shares that can be purchased shall be based on the Closing Market Price of The Home Depot, Inc. common stock on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, shall equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, shall be determined by the Calculation Agent and shall equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights shall equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights shall equal such bid.

Reorganization Events

If prior to the Stated Maturity of the Callable STRIDES,

(a)	there occurs any reclassification or change of The Home Depot, Inc. common stock, including, without limitation, as a result of the issuance of tracking stock by The Home Depot, Inc.,

(b)	The Home Depot, Inc., or any surviving entity or subsequent surviving entity of The Home Depot, Inc. (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of The Home Depot, Inc. or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	The Home Depot, Inc. is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	The Home Depot, Inc. issues to all of its shareholders equity securities of an issuer other than The Home Depot, Inc., other than in a transaction described in clauses (b), (c) or (d) above,

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of The Home Depot, Inc., or

(g)	The Home Depot, Inc. ceases to file the financial and other information with the Securities and Exchange Commission in accordance with Section 13(a) of the Securities and Exchange Act of 1934 (an event in clauses (a) through (g) a “Reorganization Event”), then the method of determining the amount payable on each Callable STRIDES shall be adjusted as set forth below.

“Exchange Property” shall consist of the securities, cash or any other assets distributed to holders of record of The Home Depot, Inc. common stock in or as a result of the Reorganization Event, and where The Home Depot, Inc. common stock continues to be held by such holders receiving such distribution, the The Home Depot, Inc. common stock. The Exchange Property shall either:

A.	be delivered at the Stated Maturity to the Holders of the Callable STRIDES in an amount per Unit equal to the amount of Exchange Property delivered with respect to the number of shares of The Home Depot, Inc. common stock equal to the Share Multiplier at the time of the Reorganization Event, or

B.	at the option of the Calculation Agent, be liquidated and the cash proceeds shall be paid to the Holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•

consists only of cash or if the Calculation Agent exercises its option to liquidate the Exchange Property following its distribution, then, unless the Company exercises its right to call the Callable STRIDES, the Callable STRIDES shall be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of The Home Depot, Inc. common stock consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of The Home Depot, Inc. common stock, or (ii) in the case where the Exchange Property is liquidated, on the date specified by the Company as described below, and Holders of the Callable STRIDES shall receive, in lieu of any The Home Depot, Inc. common stock and in full satisfaction of the Company’s obligations under the Callable STRIDES, the lesser of:

(i) the product of (a) the amount of cash received with respect to one share of The Home Depot, Inc. common stock and the then current Share Multiplier, or (b) the value of the Exchange Property liquidated with respect to one share of The Home Depot, Inc. common stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

(ii) the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to February 9, 2009) plus accrued and unpaid interest to the early redemption date, in each case, no interest shall accrue on the Callable STRIDES following the early redemption date. If the Calculation Agent exercises the option to liquidate the Exchange Property, the Company shall give notice to the Trustee under the Indenture, as defined below, as to the election to liquidate the Exchange Property, which notice shall specify the method by which the Exchange Property shall be sold. The date of early redemption of the Callable STRIDES shall be the fifth Business Day following the last date on which the Exchange Property is sold;

•

consists of more than one type of property and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders of the Callable STRIDES shall receive at the Stated Maturity a pro rata share of each such type of Exchange Property; and

•

includes a cash component and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders of the Callable STRIDES shall not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities shall, in turn, be subject to the antidilution adjustments set forth herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If The Home Depot, Inc. ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to a Holder, the maturity date of the Callable STRIDES will be accelerated to the fifth Business Day following the date of that determination and the amount payable to a Holder will be calculated as though the date of early repayment were the Stated Maturity. If the Calculation Agent determines that sufficiently similar information is available to a Holder, the Reorganization Event will be deemed to have not occurred.

If the Company elects to call the Callable STRIDES the Holder of each Unit shall receive only any accrued and unpaid interest plus the Call Price, and shall not be entitled to receive The Home Depot, Inc. common stock, any Exchange Property or any other consideration on the Stated Maturity.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent a determination of a manifest error.

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Unit described above, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Unit that shall reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on The Home Depot, Inc. common stock or any successor common stock. The Company shall provide notice of any such election to the Trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to The Home Depot, Inc. common stock and shall detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Unit.

General

All percentages resulting from any calculation on the Callable STRIDES shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or ..09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Callable STRIDES Security is one of a duly authorized issue of securities of the Company’s Medium Term Notes, Series C, Due Nine Months or More from Date of Issue and designated as Callable STRIDES which are due at the Stated Maturity. The Callable STRIDES are issued and to be issued under an indenture, dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Callable STRIDES, and the terms upon which the Callable STRIDES are to be authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Callable STRIDES, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Callable STRIDES.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Callable STRIDES Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

As described above, the Callable STRIDES are subject to redemption by the Company, but not at the option of the Holder hereof, prior to the Stated Maturity.

In case an Event of Default with respect to this Callable STRIDES Security occurred and is continuing, the amount payable to a Holder of this Callable STRIDES Security upon any acceleration permitted by the Callable STRIDES, with respect to each Unit, shall be equal to the consideration due on the Stated Maturity with respect to such Unit, calculated as though the date of acceleration were the Stated Maturity, provided, however, that the value per Unit of such consideration shall not be greater than an amount per Unit equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date, calculated as though the date of acceleration were the Call Date, whether or not such date is before or after February 9, 2009.

In case of default in payment of the Callable STRIDES (whether at any Interest Payment Date, the Stated Maturity, the Call Date, the Redemption Date, the date of early redemption due to a Reorganization Event or upon acceleration), from and after such date the Callable STRIDES shall bear interest, payable upon demand of the Holders hereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Callable STRIDES to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than 66 2/3% in aggregate public offering price or principal amount, as the case may be, of the securities at the time outstanding of each series affected thereby. Holders of specified percentages in aggregate public offering price or principal amount of the securities of each series at the time outstanding, on behalf of the holders of all securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Callable STRIDES Security shall be conclusive and binding upon such Holder and upon all future Holders of this Callable STRIDES Security and of any Callable STRIDES issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Callable STRIDES Security.

No reference herein to the Indenture and no provision of this Callable STRIDES Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any consideration due with respect to this Callable STRIDES Security and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Callable STRIDES Security may be registered on the Security Register of the Company, upon surrender of this Callable STRIDES Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof, or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Callable STRIDES, of authorized denominations of like tenor and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

Prior to due presentment of this Callable STRIDES Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Callable STRIDES Security is registered as the owner hereof for all purposes, whether or not this Callable STRIDES Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Callable STRIDES are issuable only in registered form without coupons in denominations of $25 and integral multiples thereof. This Callable STRIDES Security shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Callable STRIDES Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Callable STRIDES, this Callable STRIDES Security shall be exchangeable for Callable STRIDES in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $25 and integral multiples thereof. Such definitive Callable STRIDES shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Callable STRIDES are so delivered, the Company may make such changes to the form of this Callable STRIDES Security as are necessary or appropriate to allow for the issuance of such definitive Callable STRIDES.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner of a Callable STRIDES by acceptance hereof hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Callable STRIDES Security for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the Stated Maturity equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract (the “Forward Contract”) pursuant to which the Holder agrees to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for the right to receive at maturity a number of shares of The Home Depot, Inc. common stock equal to the then current Share Multiplier (subject to the Company’s right to cancel the Forward Contract in the event that the Company exercises its right to call the Callable STRIDES prior to the Stated Maturity).

The Indenture and this Callable STRIDES Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Callable STRIDES Security which are defined in the Indenture but not in this Callable STRIDES Security shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 7, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer

Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                           attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.